Execution Version EXHIBIT 10.13

AMENDMENT TO SEVERANCE AGREEMENT
This Amendment to the Severance Agreement (“Amendment”) is entered into as of October ___, 2018 (the “Effective Date”), by and between Belmond Ltd. (the “Company”) and [_____] (the “Executive”).
WHEREAS, Executive and the Company entered into that certain Severance Agreement, dated as of [_____] (the “Severance Agreement”);
WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain terms of the Severance Agreement; and
WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Severance Agreement unless specified to the contrary.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Section 2 of the Severance Agreement is hereby amended by adding the following sentence to the end thereof:
Notwithstanding the foregoing, in the event of a Potential Change in Control or a Change in Control, the term of this Agreement may not be terminated until after the expiration of the Severance Protection Period and the satisfaction of any Severance Payment obligations thereunder.

2.	Section 4(a) of the Severance Agreement is hereby amended in its entirety as follows:
Severance Payment Following Change in Control. If during the term of this Agreement (i) a Change in Control occurs and (ii) the Executive’s employment is terminated during the Severance Protection Period either (A) by the Company or a subsidiary of the Company without Cause, or (B) by the Executive with Good Reason, then, in any such case, the Company shall pay the Executive a lump sum severance payment (the “Severance Payment”), in cash, equal to: (A) two times the sum of (x) the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (y) the most recent annual bonus payment made to the Executive less (B) any amount paid in lieu of notice to the Executive under the Employment Agreement (as defined below).

3.	Section 9(c) of the Severance Agreement is hereby amended by adding the following sentence to the end thereof:
For the avoidance of doubt, all outstanding equity awards granted pursuant to Company’s equity incentive plans of the Company shall be subject to the relevant terms and conditions of the applicable plans and award agreements.

4.	Section 9(d) of the Severance Agreement is hereby amended in its entirety as follows:
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of England and Wales, and the Courts of England and Wales will have exclusive jurisdiction to adjudicate any disputes arising hereunder.

5.	Section 11 of the Severance Agreement is hereby retitled “Resolution of Disputes” and subsection (b) of Section 11 is hereby amended in its entirety as follows:
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of England and Wales, and the Courts of England and Wales will have exclusive jurisdiction to adjudicate any disputes arising hereunder.

6.	Section 12 of the Severance Agreement is hereby amended by adding the following new subsection (o) to the end thereof:
“Potential Change in Control” means the earliest to occur of the following, unless and until the termination of abandonment of the transactions that would constitute the Change in Control:
(i)    the execution of a definitive agreement or letter of intent, in which the consummation of the transactions described would result in a Change in Control;
(ii)    the approval by the Company’s Board of Directors a transaction or series of transactions, the consummation of which would result in a Change in Control; or
(iii)    the public announcement of a tender offer for the Company’s voting stock, the completion of which would result in a Change in Control.

7.	Section 12 of the Severance Agreement is hereby amended by adding the following new subsection (p) to the end thereof:
“Severance Protection Period” means either (i) the twelve (12) month period following the consummation date of a Change in Control, where all of the Executive’s outstanding equity awards under the Company’s equity incentive plans become fully vested and/or are canceled in exchange for full payment (in cash or freely transferable stock consideration) in connection with such Change in Control, or (ii) the eighteen (18) month period following the consummation date of a Change in Control, where such outstanding equity awards do not become fully vested and/or are fully paid as provided in clause (i) above.

8.	References. All references in the Severance Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Severance Agreement as amended by this Amendment.

9.
Remaining Provisions. Except as expressly modified by this Amendment, the Severance Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

10.	Amendment Effective Date. This Amendment shall be effective as of the Effective Date.

11.
Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.
BELMOND LTD.

By __________________________
Name:
Title:

EXECUTIVE:

___________________________
[_____]

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